AXP(R)
  Strategy
      Aggressive
         Fund

                                                                   Annual Report
                                                            for the Period Ended
                                                                  March 31, 2005

AXP Strategy Aggressive Fund seeks to provide shareholders with long-term growth of capital.

(logo)                                                                  (logo)
American                                                                AMERICAN
  Express(R)                                                             EXPRESS
 Funds                                                                 (R)

Table of Contents

Fund Snapshot                              3

Performance Summary                        4

Questions & Answers
   with Portfolio Management               5

The Fund's Long-term Performance          10

Investments in Securities                 12

Financial Statements                      15

Notes to Financial Statements             18

Report of Independent Registered
   Public Accounting Firm                 30

Fund Expenses Example                     31

Board Members and Officers                33

Proxy Voting                              35

(logo) Dalbar

American Express(R) Funds' reports to shareholders have been awarded the Communications Seal from Dalbar Inc., an independent financial services research firm. The Seal recognizes communications demonstrating a level of excellence in the industry.

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2   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Fund Snapshot
        AT MARCH 31, 2005

PORTFOLIO MANAGER

Portfolio manager               Since           Years in industry
Paul Rokosz, CFA                6/02                    18

FUND OBJECTIVE

For investors seeking long-term growth of capital.

Inception dates by class
A: 3/20/95      B: 5/14/84      C: 6/26/00      I: 7/15/04      Y: 3/20/95

Ticker symbols by class
A: ISAAX        B: INAGX        C: ASACX        I: --           Y: ASAYX

Total net assets                                        $607.2 million

Number of holdings                                                  99

STYLE MATRIX

Shading within the style matrix indicates areas in which the Fund generally invests.

         STYLE
VALUE    BLEND   GROWTH
                         LARGE
                   X     MEDIUM  SIZE
                         SMALL

SECTOR COMPOSITION

Percentage of portfolio assets

(pie chart)

Information technology 23.8%
Health care 23.3%
Industrials 16.8%
Energy 11.5%
Consumer discretionary 10.0%
Financials 6.6%
Materials 4.9%
Consumer staples 1.6%
Short-term securities* 1.5%

* Of the 1.5%, 0.1% is due to security lending activity and 1.4% is the Fund's cash equivalent position.

TOP TEN HOLDINGS

Percentage of portfolio assets

CR Bard (Health care products)                                     2.8%
JB Hunt Transport Services (Industrial transportation)             2.8
XTO Energy (Energy)                                                2.6
Network Appliance (Computer hardware)                              2.6
Caremark Rx (Health care services)                                 2.6
Marvell Technology Group (Electronics)                             2.3
Starbucks (Restaurants)                                            2.2
Gilead Sciences (Health care products)                             2.1
Corporate Executive Board (Multi-industry)                         2.1
Manpower (Multi-industry)                                          2.0

For further detail about these holdings, please refer to the section entitled "Investments in Securities."

Stocks of small- or medium-sized companies may be subject to more abrupt or erratic price movements than stocks of larger companies. Some of these companies also have fewer financial resources.

Fund holdings are subject to change.

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3   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT
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Performance Summary

                             PERFORMANCE COMPARISON
                        For the year ended March 31, 2005

                     +4.57%         +8.31%          +5.42%

+4.57% = AXP Strategy Aggressive Fund Class A (excluding sales charge) +8.31% = Russell MidCap(R) Growth Index (unmanaged)
+5.42% = Lipper Mid-Cap Growth Funds Index

The performance information shown represents past performance and is not a guarantee of future results. The investment return and principal value of your investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (800) 862-7919 or visiting www.americanexpress.com/funds.

The 5.75% sales charge applicable to Class A shares of the Fund is not reflected in the bar chart. If reflected, returns would be lower than those shown. The performance of other classes may vary from that shown because of differences in expenses.

The indices do not reflect the effects of sales charges, expenses (excluding Lipper) and taxes.

AVERAGE ANNUAL TOTAL RETURNS

                                 Class A               Class B                Class C            Class I      Class Y
(Inception dates)               (3/20/95)             (5/14/84)              (6/26/00)          (7/15/04)    (3/20/95)
                                                             After                   After
                           NAV(1)    POP(2)       NAV(1)    CDSC(3)       NAV(1)    CDSC(4)      NAV(5)       NAV(6)
at March 31, 2005
1 year                     +4.57%    -1.44%       +3.67%    -0.33%        +3.67%    +3.67%         N/A        +4.76%
3 years                    -1.91%    -3.83%       -2.70%    -3.68%        -2.70%    -2.70%         N/A        -1.71%
5 years                   -15.80%   -16.79%      -16.46%   -16.58%          N/A       N/A          N/A       -15.66%
10 years                   +6.03%    +5.40%       +5.21%    +5.21%          N/A       N/A          N/A        +6.19%
Since inception            +6.03%    +5.41%       +9.79%    +9.79%       -14.70%   -14.70%       +7.54%*      +6.18%

* Not annualized.

(1) Excluding sales charge.

(2) Returns at public offering price (POP) reflect a sales charge of 5.75%.

(3) Returns at maximum contingent deferred sales charge (CDSC). CDSC applies as follows: first year 5%; second and third year 4%; fourth year 3%; fifth year 2%; sixth year 1%; no sales charge thereafter.

(4) 1% CDSC applies to redemptions made within the first year of purchase.

(5) Sales charge is not applicable to these shares. Shares available to eligible investors only, currently limited to AXP Portfolio Builder Series funds, six affiliated funds-of-funds.

(6) Sales charge is not applicable to these shares. Shares available to institutional investors only.

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4   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT
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Questions & Answers
                WITH PORTFOLIO MANAGEMENT

Below, Portfolio Manager Paul Rokosz discusses the Fund's positioning and results for fiscal year 2005.

Q: How did the AXP Strategy Aggressive Fund perform for the 12 months ended March 31, 2005?

A: AXP Strategy Aggressive Fund advanced 4.57% (Class A shares excluding sales charge) for the 12 months ended March 31, 2005. The Fund's peer group, as represented by the Lipper Mid-Cap Growth Funds Index, gained 5.42%, while the Fund's benchmark, the broad-based Russell MidCap(R) Growth Index (Russell Index), rose 8.31% during the period.

Q:  What negative factors most significantly affected performance?

A: Multiple factors led to weak results during a fiscal period in which aggressive growth stocks were generally out of favor. In the spring of 2004, we eliminated the portfolio's underperforming private placement securities at a loss. Also, our stock selection efforts in the consumer discretionary and financial sectors were slight performance detractors this past year. The health care sector was also a negative contributor amid unfavorable product news in the biotechnology and pharmaceuticals sectors.

    In the consumer discretionary area, shares of Gentex, an auto mirror supplier and a top ten holding at the start of the fiscal year, missed earnings forecasts amid a slowdown in light truck business at General Motors. By March 31, 2005, we had reduced our weighting in Gentex to less than a third of its former position in the portfolio.

    Media stocks such as television stocks, another consumer discretionary category, were another source of weakness for the Fund for the fiscal year. Advertising revenue shifted from network TV to less expensive cable and nontraditional media, hurting earnings at some media firms such as Univison Communications, a top ten holding at the start of the year that we substantially reduced by year-end.

    In terms of financials, the Fund's mid-cap holdings were negatively affected by regulatory issues involving large-cap, multiline insurer American International Group (AIG), a stock we did not own. We focused on specialized insurers and reinsurers, but when news of regulatory issues involving AIG's former chairman broke, investors sold off stocks in the sector indiscriminately. We eliminated stocks we thought had exposure to pricing and regulatory issues, retaining those stocks that we thought were specialized enough to rise above the fray.

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5   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT
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Questions & Answers

(begin callout quote)> Multiple factors led to weak results during a fiscal period in which aggressive growth stocks were generally out of favor. (end callout quote)

CHANGES TO TOP TEN HOLDINGS

March 31, 2005 compared to March 31, 2004

                                                         Change in positioning
CR Bard (Health care products)                               New to Top Ten
JB Hunt Transport Services
(Industrial transportation)                                  New to Top Ten
XTO Energy (Energy)                                          New to Top Ten
Network Appliance
(Computer hardware)                                               Increased
Caremark Rx (Health care services)                                Increased
Marvell Technology Group
(Electronics)                                                New to Top Ten
Starbucks (Restaurants)                                      New to Top Ten
Gilead Sciences
(Health care products)                                       New to Top Ten
Corporate Executive Board
(Multi-industry)                                             New to Top Ten
Manpower (Multi-industry)                                         Increased

No longer among Top Ten Holdings but still in the portfolio at March 31, 2005 were Apollo Group Cl A, Chico's FAS, Gentex, SunGard Data Systems, Smurfit-Stone Container and Univision Communications Cl A. NetScreen Technologies was eliminated from the portfolio. For more information on the Top Ten Holdings, see this report's Fund Snapshot page or americanexpress.com/funds.

Q:  What positive factors affected results?

A: Across the overall equity market, the fourth calendar quarter of 2004 was a bright spot and a period of strong positive returns. However, both the Fund and the market gave back most fourth quarter 2004 gains amid renewed weakness as the Fund's fiscal year drew to a close in March 2005. Expectations of higher inflation, rising interest rates, record high oil prices and slowing U.S. economic growth combined to depress equity prices.

    For the fiscal year as a whole, stock selection in the energy sector added to the Fund's relative return, particularly exploration and drilling firms. In fact three of the top 10 contributors in fiscal year 2005 were energy firms, among them XTO Energy and EOG Resources.

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6   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Questions & Answers

(begin callout quote)> Our strategy is to build the portfolio stock-by-stock, so our economic and market outlooks are not a primary driver of the Fund's positioning. (end callout quote)

    Our technology stock selection was also advantageous, even though the sector was weak compared to the rest of the equity market. Positive contributors included Marvell Technology Group, Network Appliance, Autodesk, Research In Motion and VeriSign.

    In business services, Corporate Executive Board was a stock that worked well this past year and was a top ten holding at March 31, 2005. Essentially, the company is a consulting resource facilitator that helps senior managements share best practices across industries (through teleconferences, meetings, etc). We like the company's ability to generate positive free cash flow, relative insensitivity to economic changes and strong earnings growth. Its business dynamics are illustrative of our core approach to stock selection.

    Finally, another stock that helped our results was trucking company JB Hunt Transport Services, one of the Fund's largest holdings at March 31, 2005, a stock we have owned for several years. JB Hunt is benefiting from many retailers' desire to reduce the number of trucking vendors they use as well as JB Hunt's ability to analyze trucking "lane-by-lane" or along major traffic points between cities. This process maximizes operational efficiency by minimizing empty return truck trips, known as "deadheads," and allowed JB Hunt to thrive.

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7   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Questions & Answers

Q:  What changes did you make to the Fund this past fiscal year?

A: Compared to a year ago, the portion of the Fund invested in energy stocks has increased substantially and we have also increased our position in the industrials and health care sectors. We've cut back on consumer discretionary stocks. The Fund's technology stock weighting, as a percent of the portfolio, is similar to a year ago. (See Snapshot on page 3 for more details for each sector.)

    Within technology, changes we made include selling our holdings of semiconductor stock Altera, while keeping its competitor Xilinx, which has been winning back market share from Altera. We eliminated another semiconductor position Maxim Integrated Products.

    In health care, the Fund's second largest sector, we made some changes related to industry mergers. For example, when Wellpoint merged with Anthem, the market capitalization of the combined company was over $30 billion, making it too large for a mid-cap oriented fund. So we eliminated Wellpoint from the Fund. We added a few new positions as well. These included CR Bard, the Fund's ten largest holding at March 31, and Beckman Coulter, a health care company specializing in laboratory instruments and supplies.

    To summarize the Fund's current sector positioning relative to our benchmark, the Fund has lower-than-Russell Index positions in consumer stocks and financials, with higher-than-Russell Index positions in energy, health care and industrials. Technology is about market-weight.

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8   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Questions & Answers

Q:  How do you intend to manage the Fund in the coming months?

A: While the US economy continues to show strength we are cognizant of the increasing pressure placed on corporations to raise prices for their goods and services. Corporate earnings growth rates have slowed from the same period a year prior, however we remain optimistic about the current economic expansion within the United States.

    Inflation has become more of a concern. We have talked to a wide range of companies -- from booksellers, to coffee companies like Starbucks, staffing firms and raw material companies -- and they have told us that price increases are sticking. This suggests to us that inflation may accelerate in 2005. With that in mind, among materials and industrials stocks, we have focused on companies that are likely to experience an unusually sustained period of growth or benefit from accelerating growth. One example of this is the trucking and logistics industry, which has been delivering strong earnings growth even amid record high energy prices.

    Our strategy is to build the portfolio stock-by-stock, so our economic and market outlooks are not a primary driver of the Fund's positioning. We continue to build the core of the Fund's portfolio with high-quality growth companies -- companies with high returns on capital, high profitability, and significant but sustainable growth rates. We then look to the smaller, opportunistic portion of the portfolio to participate in more unique growth stories that may be realized over a three- to nine-month time frame.

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9   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

The Fund's Long-term Performance

The chart on the facing page illustrates the total value of an assumed $10,000 investment in AXP Strategy Aggressive Fund Class B shares (from 4/1/95 to 3/31/05) as compared to the performance of two widely cited performance indices, the Russell MidCap(R) Growth Index and the Lipper Mid-Cap Growth Funds Index. In comparing the Fund's Class B shares to these indices, you should take into account the fact that the Fund's performance reflects the maximum sales charge of 5.75%, while such charges are not reflected in the performance of the indices. Returns for the Fund include the reinvestment of any distribution paid during each period.

The performance information shown represents past performance and is not a guarantee of future results. The value of your investment and returns will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Returns do not reflect taxes payable on distributions and redemptions. Current performance may be lower or higher than the performance information shown. You may obtain performance information current to the most recent month-end by calling (800) 862-7919 or visiting www.americanexpress.com/funds. Also see "Past Performance" in the Fund's current prospectus. You should consider the investment objectives, risks, and charges and expenses of the Fund carefully before investing.

DISTRIBUTION SUMMARY

The table below details the Fund's income and capital gain distributions for the fiscal years shown. More information on the other classes can be found in the Financial Highlights section of this report's Notes to Financial Statements.

                                                   Class B
                                         Short-term       Long-term
Fiscal year ended           Income      capital gains   capital gains    Total
March 31, 2005                $--           $  --           $  --        $  --
March 31, 2004                 --              --              --           --
March 31, 2003                 --              --              --           --
March 31, 2002                 --              --              --           --
March 31, 2001                 --            3.69            2.66         6.35

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10   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

[line chart]

                        VALUE OF A HYPOTHETICAL $10,000 INVESTMENT IN AXP STRATEGY AGGRESSIVE FUND

AXP Strategy Aggressive Fund
  Class B (includes sales charge)  $10,000  $13,418  $13,582  $19,705  $20,472  $40,860  $20,173  $18,031  $12,539  $16,021  $16,609
Russell MidCap(R) Growth
  Index(1)                         $10,000  $12,870  $13,686  $19,483  $21,215  $37,593  $20,518  $21,482  $15,873  $23,751  $25,725
Lipper Mid-Cap Growth Funds
  Index(2)                         $10,000  $13,804  $13,071  $18,418  $19,245  $36,833  $20,822  $20,732  $15,016  $21,477  $22,641

COMPARATIVE RESULTS

Results at March 31, 2005                                                                                      Since
                                                         1 year     3 years     5 years      10 years      inception(3)
AXP Strategy Aggressive Fund (includes sales charge)
Class B     Cumulative value of $10,000                  $9,967      $8,936      $4,040       $16,609        $70,296
            Average annual total return                  -0.33%      -3.68%     -16.58%        +5.21%         +9.79%
Russell MidCap(R) Growth Index(1)
            Cumulative value of $10,000                 $10,831     $11,974      $6,845       $25,725            N/A
            Average annual total return                  +8.31%      +6.19%      -7.30%        +9.91%            N/A
Lipper Mid-Cap Growth Funds Index(2)
            Cumulative value of $10,000                 $10,542     $10,921      $6,148       $22,641            N/A
            Average annual total return                  +5.42%      +2.98%      -9.27%        +8.51%            N/A

Results for other share classes can be found on page 4.

(1) The Russell MidCap(R) Growth Index, an unmanaged index, measures the performance of those Russell MidCap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the MidCap Growth Index.

(2) The Lipper Mid-Cap Growth Funds Index includes the 30 largest mid-cap growth funds tracked by Lipper Inc. The index's returns include net reinvested dividends.

(3) Fund data is from May 14, 1984. The Fund began operating before the inception of the Russell 1000 Value Index and Lipper peer group.

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11   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Investments in Securities

AXP Strategy Aggressive Fund

March 31, 2005

(Percentages represent value of investments compared to net assets)

Common stocks (98.7%)
Issuer                                         Shares                 Value(a)

Aerospace & defense (3.0%)
Alliant Techsystems                            51,400(b)            $3,672,530
Precision Castparts                            72,400                5,575,524
Rockwell Collins                              184,600                8,785,114
Total                                                               18,033,168

Automotive & related (0.5%)
Gentex                                         95,100                3,033,690

Banks and savings & loans (0.1%)
Green Hill & Co LLC                             8,600                  307,880

Broker dealers (0.1%)
optionsXpress Holdings                         21,300(b)               344,847

Chemicals (1.6%)
Rohm & Haas                                   202,000                9,696,000

Computer hardware (3.3%)
Network Appliance                             578,300(b)            15,995,778
SanDisk                                       134,600(b)             3,741,880
Total                                                               19,737,658

Computer software & services (13.2%)
Affiliated Computer Services Cl A             196,900(b)            10,482,956
Akamai Technologies                           120,900(b)             1,539,057
Autodesk                                      198,500                5,907,360
DST Systems                                   101,000(b)             4,664,180
Fastclick                                         790(b)                 9,480
Juniper Networks                              345,604(b)             7,624,024
McAfee                                         61,800(b)             1,394,208
Mercury Interactive                           236,900(b)            11,224,322
NAVTEQ                                         68,600(b)             2,973,810
NCR                                           204,400(b)             6,896,456
Paychex                                       157,700                5,175,714
SunGard Data Systems                          216,900(b)             7,483,050
TIBCO Software                                550,600(b)             4,101,970
VeriSign                                      363,700(b)            10,438,190
Total                                                               79,914,777

Common stocks (continued)
Issuer                                         Shares                 Value(a)

Electronics (7.4%)
ASML Holding                                  336,400(b,c)          $5,641,428
Broadcom Cl A                                  96,600(b)             2,890,272
KLA-Tencor                                    157,700(b)             7,255,777
Marvell Technology Group                      363,700(b,c)          13,944,258
Microchip Technology                          118,900                3,092,589
PortalPlayer                                    8,150(b)               186,065
Skyworks Solutions                            496,600(b)             3,153,410
Xilinx                                        101,900                2,978,537
Zebra Technologies Cl A                       122,200(b)             5,803,278
Total                                                               44,945,614

Energy (8.0%)
Apache                                        157,700                9,655,971
Chesapeake Energy                             215,200                4,721,488
EOG Resources                                 237,000               11,551,380
Pioneer Natural Resources                     153,400                6,553,248
XTO Energy                                    487,600               16,012,784
Total                                                               48,494,871

Energy equipment & services (3.5%)
BJ Services                                    66,300                3,439,644
Nabors Inds                                   155,900(b,c)           9,219,926
Precision Drilling                            116,600(b,c)           8,705,356
Total                                                               21,364,926

Financial services (2.6%)
Alliance Data Systems                         236,000(b)             9,534,400
CapitalSource                                 278,800(b)             6,412,400
Total                                                               15,946,800

See accompanying notes to investments in securities.
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12   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Issuer                                         Shares                 Value(a)

Health care products (18.1%)
Amylin Pharmaceuticals                        196,900(b)            $3,443,781
Barr Pharmaceuticals                           68,600(b)             3,349,738
Beckman Coulter                                94,200                6,259,590
Biomet                                        163,700                5,942,310
Cooper Companies                               64,400                4,694,760
CR Bard                                       250,000               17,019,999
Eyetech Pharmaceuticals                       192,400(b)             5,291,000
Foxhollow Technologies                          6,600(b)               186,120
Gen-Probe                                     129,400(b)             5,766,064
Genzyme                                       155,700(b)             8,912,268
Gilead Sciences                               359,600(b)            12,873,680
Invitrogen                                    157,700(b)            10,912,840
Kinetic Concepts                               95,300(b)             5,684,645
MGI Pharma                                    105,400(b)             2,663,458
OSI Pharmaceuticals                            95,700(b)             3,956,238
Sepracor                                       68,800(b,d)           3,949,808
Shamir Optical                                  1,610(b,c)              24,875
St. Jude Medical                              203,800(b)             7,336,800
Valeant Pharmaceuticals Intl                   65,900                1,484,068
Total                                                              109,752,042

Health care services (5.2%)
Caremark Rx                                   393,600(b)            15,657,408
Community Health Systems                      315,200(b)            11,003,632
PacifiCare Health Systems                      26,900(b)             1,531,148
Quest Diagnostics                              33,900                3,563,907
Total                                                               31,756,095

Home building (0.5%)
Lennar Cl A                                    56,500                3,202,420

Household products (1.6%)
Church & Dwight                               268,100                9,509,507

Industrial services (2.9%)
ChoicePoint                                    73,900(b)             2,964,129
Cintas                                         99,300                4,102,083
Fastenal                                      188,100               10,403,811
Total                                                               17,470,023

Industrial transportation (4.7%)
CH Robinson Worldwide                         108,100                5,570,393
JB Hunt Transport Services                    384,000               16,807,680
UTI Worldwide                                  90,600(c)             6,292,170
Total                                                               28,670,243

Common stocks (continued)
Issuer                                         Shares                 Value(a)

Insurance (3.9%)
Assurant                                      141,100               $4,755,070
IPC Holdings                                   90,600(c)             3,558,768
United America Indemnity Cl A                 196,900(b,c)           3,709,596
WellChoice                                    216,900(b)            11,562,939
Total                                                               23,586,373

Leisure time & entertainment (0.8%)
Harman Intl Inds                               56,100                4,962,606

Lodging & gaming (1.2%)
GTECH Holdings                                296,100                6,967,233
Las Vegas Sands                                 7,200(b)               324,000
Total                                                                7,291,233

Media (2.1%)
EW Scripps Cl A                               126,700                6,176,625
Univision Communications Cl A                 162,800(b)             4,507,932
XM Satellite Radio Holdings Cl A               69,700(b)             2,195,550
Total                                                               12,880,107

Metals (1.1%)
Peabody Energy                                145,600                6,750,016

Multi-industry (6.3%)
Apollo Group Cl A                              41,800(b)             3,095,708
Corporate Executive Board                     196,900               12,591,755
Danaher                                       198,500               10,601,885
Manpower                                      275,200               11,976,704
Total                                                               38,266,052

Paper & packaging (2.2%)
Bowater                                       149,000                5,612,830
Smurfit-Stone Container                       518,900(b)             8,027,383
Total                                                               13,640,213

Restaurants (2.2%)
Starbucks                                     256,100(b)            13,230,126

Retail -- general (0.8%)
Advance Auto Parts                             84,700(b)             4,273,115
Build-A-Bear Workshop                          17,600(b)               539,440
Total                                                                4,812,555

Telecom equipment & services (--%)
Arbinet-thexchange                             12,450(b)               237,173

See accompanying notes to investments in securities.
--------------------------------------------------------------------------------
13   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Issuer                                         Shares                 Value(a)

Textiles & apparel (1.9%)
Chico's FAS                                   144,900(b)            $4,094,874
Coach                                         132,900(b)             7,526,127
Total                                                               11,621,001

Total common stocks
(Cost: $466,916,699)                                              $599,458,016

Short-term securities (1.5%)(e)
Issuer                 Effective               Amount                 Value(a)
                         yield               payable at
                                              maturity

U.S. government agencies
Federal Home Loan Bank Disc Nt
  04-13-05                2.70%            $4,600,000               $4,595,514
Federal Natl Mtge Assn Disc Nts
  05-02-05                2.63              1,400,000                1,396,732
   05-18-05               2.66              2,900,000                2,889,743

Total short-term securities
(Cost: $8,882,391)                                                  $8,881,989

Total investments in securities
(Cost: $475,799,090(f)                                            $608,340,005

Notes to investments in securities

(a) Securities are valued by procedures described in Note 1 to the financial statements.

(b)   Non-income producing.

(c) Foreign security values are stated in U.S. dollars. At March 31, 2005, the value of foreign securities represented 8.4% of net assets.

(d) At March 31, 2005, security was partially or fully on loan. See Note 5 to the financial statements.

(e) Cash collateral received from security lending activity is invested in short-term securities and represents 0.1% of net assets. See Note 5 to the financial statements. 1.4% of net assets is the Fund's cash equivalent position.

(f) At March 31, 2005, the cost of securities for federal income tax purposes was $476,136,873 and the aggregate gross unrealized appreciation and depreciation based on that cost was:

      Unrealized appreciation                                     $148,825,751
      Unrealized depreciation                                      (16,622,619)
                                                                   -----------
      Net unrealized appreciation                                 $132,203,132
                                                                  ------------

How to find information about the Fund's portfolio holdings

(i) The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (Commission) for the first and third quarters of each fiscal year on Form N-Q;

(ii) The Fund's Forms N-Q are available on the Commission's website at http://www.sec.gov;

(iii) The Fund's Forms N-Q may be reviewed and copied at the Commission's Public Reference Room in Washington, DC (information on the operations of the Public Reference Room may be obtained by calling 1-800-SEC-0330); and

(iv) The Fund's complete schedule of portfolio holdings, as disclosed in its annual and semiannual shareholder reports and in its filings on Form N-Q, can be found at www.americanexpress.com/funds.

--------------------------------------------------------------------------------
14   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Financial Statements

Statement of assets and liabilities
AXP Strategy Aggressive Fund
March 31, 2005
Assets
Investments in securities, at value (Note 1)*
     (identified cost $475,799,090)                                                                         $   608,340,005
Capital shares receivable                                                                                             9,412
Dividends and accrued interest receivable                                                                           110,932
                                                                                                                    -------
Total assets                                                                                                    608,460,349
                                                                                                                -----------
Liabilities
Disbursements in excess of cash on demand deposit                                                                   105,262
Capital shares payable                                                                                              122,795
Payable for investment securities purchased                                                                           9,480
Payable upon return of securities loaned (Note 5)                                                                   790,600
Accrued investment management services fee                                                                            9,969
Accrued distribution fee                                                                                              7,271
Accrued service fee                                                                                                       5
Accrued transfer agency fee                                                                                           4,394
Accrued administrative services fee                                                                                     831
Other accrued expenses                                                                                              160,265
                                                                                                                    -------
Total liabilities                                                                                                 1,210,872
                                                                                                                  ---------
Net assets applicable to outstanding capital stock                                                          $   607,249,477
                                                                                                            ===============
Represented by
Capital stock -- $.01 par value (Note 1)                                                                    $       547,967
Additional paid-in capital                                                                                    1,888,972,462
Accumulated net realized gain (loss) (Note 7)                                                                (1,414,811,867)
Unrealized appreciation (depreciation) on investments
     and on translation of assets and liabilities in foreign currencies                                         132,540,915
                                                                                                                -----------
Total -- representing net assets applicable to outstanding capital stock                                    $   607,249,477
                                                                                                            ===============
Net assets applicable to outstanding shares:                Class A                                         $   453,020,526
                                                            Class B                                         $   150,640,501
                                                            Class C                                         $     1,837,142
                                                            Class I                                         $        10,749
                                                            Class Y                                         $     1,740,559
Net asset value per share of outstanding capital stock:     Class A shares            39,643,036            $         11.43
                                                            Class B shares            14,822,706            $         10.16
                                                            Class C shares               180,759            $         10.16
                                                            Class I shares                   919            $         11.70
                                                            Class Y shares               149,294            $         11.66
                                                                                         -------            ---------------
* Including securities on loan, at value (Note 5)                                                           $       769,294
                                                                                                            ---------------

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
15   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Statement of operations
AXP Strategy Aggressive Fund

Year ended March 31, 2005
Investment income
Income:
Dividends                                                                                                      $  2,235,270
Interest                                                                                                            198,039
Fee income from securities lending (Note 5)                                                                          40,360
                                                                                                                     ------
Total income                                                                                                      2,473,669
                                                                                                                  ---------
Expenses (Note 2):
Investment management services fee                                                                                3,390,499
Distribution fee
     Class A                                                                                                      1,298,856
     Class B                                                                                                      1,840,696
     Class C                                                                                                         21,193
Transfer agency fee                                                                                               2,380,374
Incremental transfer agency fee
     Class A                                                                                                        180,764
     Class B                                                                                                        133,399
     Class C                                                                                                          1,548
Service fee -- Class Y                                                                                                1,781
Administrative services fees and expenses                                                                           369,709
Compensation of board members                                                                                        10,755
Custodian fees                                                                                                       81,097
Printing and postage                                                                                                279,170
Registration fees                                                                                                    45,018
Audit fees                                                                                                           27,000
Other                                                                                                                28,677
                                                                                                                     ------
Total expenses                                                                                                   10,090,536
     Earnings credits on cash balances (Note 2)                                                                     (20,261)
                                                                                                                    -------
Total net expenses                                                                                               10,070,275
                                                                                                                 ----------
Investment income (loss) -- net                                                                                  (7,596,606)
                                                                                                                 ----------
Realized and unrealized gain (loss) -- net
Net realized gain (loss) on:
     Security transactions (Note 3)                                                                             (23,404,177)
     Foreign currency transactions                                                                                   (2,331)
                                                                                                                     ------
Net realized gain (loss) on investments                                                                         (23,406,508)
Net change in unrealized appreciation (depreciation) on investments
     and on translation of assets and liabilities in foreign currencies                                          56,928,826
                                                                                                                 ----------
Net gain (loss) on investments and foreign currencies                                                            33,522,318
                                                                                                                 ----------
Net increase (decrease) in net assets resulting from operations                                                $ 25,925,712
                                                                                                               ============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
16   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Statements of changes in net assets
AXP Strategy Aggressive Fund

Year ended March 31,                                                                     2005                       2004
Operations
Investment income (loss) -- net                                                     $  (7,596,606)            $ (10,438,379)
Net realized gain (loss) on investments                                               (23,406,508)               23,849,154
Net change in unrealized appreciation (depreciation) on investments
     and on translation of assets and liabilities in foreign currencies                56,928,826               195,880,774
                                                                                       ----------               -----------
Net increase (decrease) in net assets resulting from operations                        25,925,712               209,291,549
                                                                                       ----------               -----------
Capital share transactions (Note 4)
Proceeds from sales
     Class A shares (Note 2)                                                           41,234,687                57,648,298
     Class B shares                                                                     9,925,540                18,916,549
     Class C shares                                                                       213,235                   414,049
     Class I shares                                                                        10,000                        --
     Class Y shares                                                                       523,556                   673,297
Payments for redemptions
     Class A shares                                                                  (197,567,694)             (143,901,028)
     Class B shares (Note 2)                                                          (96,389,665)              (86,361,990)
     Class C shares (Note 2)                                                             (903,443)                 (887,718)
     Class Y shares                                                                      (750,811)                 (602,974)
                                                                                         --------                  --------
Increase (decrease) in net assets from capital share transactions                    (243,704,595)             (154,101,517)
                                                                                     ------------              ------------
Total increase (decrease) in net assets                                              (217,778,883)               55,190,032
Net assets at beginning of year                                                       825,028,360               769,838,328
                                                                                      -----------               -----------
Net assets at end of year                                                           $ 607,249,477             $ 825,028,360
                                                                                    =============             =============

See accompanying notes to financial statements.

--------------------------------------------------------------------------------
17   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Notes to Financial Statements

AXP Strategy Aggressive Fund

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Fund is a series of AXP Strategy Series, Inc. and is registered under the Investment Company Act of 1940 (as amended) as a diversified, open-end management investment company. AXP Strategy Series, Inc. has 10 billion authorized shares of capital stock that can be allocated among the separate series as designated by the board. The Fund invests primarily in securities of growth companies.

The Fund offers Class A, Class B, Class C and Class Y shares.

o  Class A shares are sold with a front-end sales charge.

o Class B shares may be subject to a contingent deferred sales charge (CDSC) and automatically convert to Class A shares during the ninth calendar year of ownership.

o  Class C shares may be subject to a CDSC.

o Class Y shares have no sales charge and are offered only to qualifying institutional investors.

Effective July 15, 2004, the Fund offers an additional class of shares, Class I, exclusively to certain institutional investors. Class I shares have no sales charge and are made available through a separate prospectus supplement provided to investors eligible to purchase the shares. At March 31, 2005, American Express Financial Corporation (AEFC) and the AXP Portfolio Builder Series funds owned 100% of Class I shares.

All classes of shares have identical voting, dividend and liquidation rights. The distribution fee, transfer agency fees and service fee (class specific expenses) differ among classes. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses on investments are allocated to each class of shares based upon its relative net assets.

The Fund's significant accounting policies are summarized below:

Use of estimates

Preparing financial statements that conform to accounting principles generally accepted in the United States of America requires management to make estimates (e.g., on assets, liabilities and contingent assets and liabilities) that could differ from actual results.

--------------------------------------------------------------------------------
18   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Valuation of securities

All securities are valued at the close of each business day. Securities traded on national securities exchanges or included in national market systems are valued at the last quoted sales price. Debt securities are generally traded in the over-the-counter market and are valued at a price that reflects fair value as quoted by dealers in these securities or by an independent pricing service. Pursuant to procedures adopted by the Board of Directors of the funds, AEFC utilizes Fair Value Pricing (FVP). FVP determinations are made in good faith in accordance with these procedures. If a development or event is so significant that there is a reasonably high degree of certainty that the effect of the development or event has actually caused the closing price to no longer reflect the actual value, the closing prices, as determined at the close of the applicable foreign market, may be adjusted to reflect the fair value of the affected foreign securities as of the close of the New York Stock Exchange. Significant events include material movements in the U.S. securities markets prior to the opening of foreign markets on the following trading day. FVP results in an estimated price that reasonably reflects the current market conditions in order to value the portfolio holdings such that shareholder transactions receive a fair net asset value. Short-term securities maturing in more than 60 days from the valuation date are valued at the market price or approximate market value based on current interest rates; those maturing in 60 days or less are valued at amortized cost.

Option transactions

To produce incremental earnings, protect gains, and facilitate buying and selling of securities for investments, the Fund may buy and write options traded on any U.S. or foreign exchange or in the over-the-counter market where completing the obligation depends upon the credit standing of the other party. The Fund also may buy and sell put and call options and write covered call options on portfolio securities as well as write cash-secured put options. The risk in writing a call option is that the Fund gives up the opportunity for profit if the market price of the security increases. The risk in writing a put option is that the Fund may incur a loss if the market price of the security decreases and the option is exercised. The risk in buying an option is that the Fund pays a premium whether or not the option is exercised. The Fund also has the additional risk of being unable to enter into a closing transaction if a liquid secondary market does not exist.

Option contracts are valued daily at the closing prices on their primary exchanges and unrealized appreciation or depreciation is recorded. The Fund will realize a gain or loss when the option transaction expires or closes. When an option is exercised, the proceeds on sales for a written call option, the purchase cost for a written put option or the cost of a security for a purchased put or call option is adjusted by the amount of premium received or paid.

--------------------------------------------------------------------------------
19   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Futures transactions

To gain exposure to or protect itself from market changes, the Fund may buy and sell financial futures contracts traded on any U.S. or foreign exchange. The Fund also may buy and write put and call options on these futures contracts. Risks of entering into futures contracts and related options include the possibility of an illiquid market and that a change in the value of the contract or option may not correlate with changes in the value of the underlying securities.

Upon entering into a futures contract, the Fund is required to deposit either cash or securities in an amount (initial margin) equal to a certain percentage of the contract value. Subsequent payments (variation margin) are made or received by the Fund each day. The variation margin payments are equal to the daily changes in the contract value and are recorded as unrealized gains and losses. The Fund recognizes a realized gain or loss when the contract is closed or expires.

Foreign currency translations and foreign currency contracts

Securities and other assets and liabilities denominated in foreign currencies are translated daily into U.S. dollars. Foreign currency amounts related to the purchase or sale of securities and income and expenses are translated at the exchange rate on the transaction date. The effect of changes in foreign exchange rates on realized and unrealized security gains or losses is reflected as a component of such gains or losses. In the statement of operations, net realized gains or losses from foreign currency transactions, if any, may arise from sales of foreign currency, closed forward contracts, exchange gains or losses realized between the trade date and settlement date on securities transactions, and other translation gains or losses on dividends, interest income and foreign withholding taxes.

The Fund may enter into forward foreign currency exchange contracts for operational purposes and to protect against adverse exchange rate fluctuation. The net U.S. dollar value of foreign currency underlying all contractual commitments held by the Fund and the resulting unrealized appreciation or depreciation are determined using foreign currency exchange rates from an independent pricing service. The Fund is subject to the credit risk that the other party will not complete its contract obligations.

Guarantees and indemnifications

Under the Fund's organizational documents, its officers and directors are indemnified against certain liabilities arising out of the performance of their duties to the Fund. In addition, certain of the Fund's contracts with its service providers contain general indemnification clauses. The Fund's maximum exposure under these arrangements is unknown since the amount of any future claims that may be made against the Fund cannot be determined and the Fund has no historical basis for predicting the likelihood of any such claims.

--------------------------------------------------------------------------------
20   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Federal taxes

The Fund's policy is to comply with all sections of the Internal Revenue Code that apply to regulated investment companies and to distribute substantially all of its taxable income to shareholders. No provision for income or excise taxes is thus required.

Net investment income (loss) and net realized gains (losses) may differ for financial statement and tax purposes primarily because of deferred losses on certain futures contracts, the recognition of certain foreign currency gains (losses) as ordinary income (loss) for tax purposes and losses deferred due to "wash sale" transactions. The character of distributions made during the year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to the timing of dividend distributions, the fiscal year in which amounts are distributed may differ from the year that the income or realized gains (losses) were recorded by the Fund.

On the statement of assets and liabilities, as a result of permanent book-to-tax differences, undistributed net investment income has been increased by $7,596,606 and accumulated net realized loss has been increased by $3,153,291 resulting in a net reclassification adjustment to decrease paid-in capital by $4,443,315.

The tax character of distributions paid for the years indicated is as follows:

Year ended March 31,                             2005              2004

Class A
Distributions paid from:
     Ordinary income                              $--               $--
     Long-term capital gain                        --                --

Class B
Distributions paid from:
     Ordinary income                               --                --
     Long-term capital gain                        --                --

Class C
Distributions paid from:
     Ordinary income                               --                --
     Long-term capital gain                        --                --

Class I*
Distributions paid from:
     Ordinary income                               --               N/A
     Long-term capital gain                        --               N/A

* Inception date was July 15, 2004

Class Y
Distributions paid from:
     Ordinary income                               --                --
     Long-term capital gain                        --                --

At March 31, 2005, the components of distributable earnings on a tax basis are as follows:

Undistributed ordinary income                           $            --
Accumulated long-term gain (loss)                       $(1,414,474,084)
Unrealized appreciation (depreciation)                  $   132,203,132

--------------------------------------------------------------------------------
21   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Dividends to shareholders

An annual dividend declared and paid by the end of the calendar year from net investment income, when available, is reinvested in additional shares of the Fund at net asset value or payable in cash. Capital gains, when available, are distributed along with the income dividend.

Other

Security transactions are accounted for on the date securities are purchased or sold. Dividend income is recognized on the ex-dividend date and interest income, including amortization of premium, market discount and original issue discount using the effective interest method, is accrued daily.

2. EXPENSES AND SALES CHARGES

The Fund has agreements with AEFC to manage its portfolio and provide administrative services. Under an Investment Management Services Agreement, AEFC determines which securities will be purchased, held or sold. The management fee is a percentage of the Fund's average daily net assets that declines from 0.6% to 0.5% annually as the Fund's assets increase. The fee may be adjusted upward or downward by a performance incentive adjustment based on a comparison of the performance of Class A shares of the Fund to the Lipper Mid-Cap Growth Funds Index. In certain circumstances, the board may approve a change in the index. The maximum adjustment is 0.12% per year. If the performance difference is less than 0.50%, the adjustment will be zero. The adjustment decreased the fee by $854,620 for the year ended March 31, 2005.

Under an Administrative Services Agreement, the Fund pays AEFC a fee for administration and accounting services at a percentage of the Fund's average daily net assets that declines from 0.05% to 0.03% annually as the Fund's assets increase. A minor portion of additional administrative service expenses paid by the Fund are consultants' fees and fund office expenses. Under this agreement, the Fund also pays taxes, audit and certain legal fees, registration fees for shares, compensation of board members, corporate filing fees and any other expenses properly payable by the Fund and approved by the board.

Under a Deferred Compensation Plan (the Plan), non-interested board members may defer receipt of their compensation. Deferred amounts are treated as though equivalent dollar amounts had been invested in shares of the Fund or other American Express mutual funds. The Fund's liability for these amounts is adjusted for market value changes and remains in the Fund until distributed in accordance with the Plan.

Under a separate Transfer Agency Agreement, American Express Client Service Corporation (AECSC) maintains shareholder accounts and records. The Fund pays AECSC an annual fee per shareholder account for this service as follows:

o  Class A $19.50

o  Class B $20.50

o  Class C $20.00

o  Class Y $17.50

The incremental transfer agency fee is the amount charged to the specific classes for the additional expense above the fee for Class Y.

--------------------------------------------------------------------------------
22   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Class I pays a transfer agency fee at an annual rate per shareholder account of $1. This amount is included in the transfer agency fee on the statement of operations.

In addition, AECSC is entitled to charge an annual closed account fee of $5 per inactive account, charged on a pro rata basis from the date the account becomes inactive until the date the account is purged from the transfer agent system generally within one year. However, the closed account fee is currently not effective.

The Fund has agreements with American Express Financial Advisors Inc. (the Distributor) for distribution and shareholder services. Under a Plan and Agreement of Distribution pursuant to Rule 12b-1, the Fund pays a fee at an annual rate up to 0.25% of the Fund's average daily net assets attributable to Class A shares and up to 1.00% for Class B and Class C shares.

Under a Shareholder Service Agreement, the Fund pays the Distributor a fee for service provided to shareholders by financial advisors and other servicing agents. The fee is calculated at a rate of 0.10% of the Fund's average daily net assets attributable to Class Y shares.

Sales charges received by the Distributor for distributing Fund shares were $364,082 for Class A, $230,793 for Class B and $300 for Class C for the year ended March 31, 2005.

During the year ended March 31, 2005, the Fund's custodian and transfer agency fees were reduced by $20,261 as a result of earnings credits from overnight cash balances. The Fund also pays custodian fees to American Express Trust Company, an affiliate of AEFC.

3. SECURITIES TRANSACTIONS

Cost of purchases and proceeds from sales of securities (other than short-term obligations) aggregated $242,504,380 and $496,321,474, respectively, for the year ended March 31, 2005. Realized gains and losses are determined on an identified cost basis.

Brokerage clearing fees paid to brokers affiliated with AEFC were $7,880 for the year ended March 31, 2005.

4. CAPITAL SHARE TRANSACTIONS

Transactions in shares of capital stock for the years indicated are as follows:

                                                                  Year ended March 31, 2005
                                              Class A         Class B      Class C       Class I*     Class Y
Sold                                        3,945,490       1,008,849       21,771           919       46,932
Issued for reinvested distributions                --              --           --            --           --
Redeemed                                  (17,981,291)    (10,039,703)     (92,673)           --      (65,713)
                                          -----------     -----------      -------           ---      -------
Net increase (decrease)                   (14,035,801)     (9,030,854)     (70,902)          919      (18,781)
                                          -----------     -----------      -------           ---      -------

* Inception date was July 15, 2004.
                                                                  Year ended March 31, 2004
                                              Class A         Class B      Class C        Class I     Class Y
Sold                                        5,826,634       2,084,639       45,716           N/A       65,944
Issued for reinvested distributions                --              --           --           N/A           --
Redeemed                                  (14,052,457)     (9,590,849)     (97,128)          N/A      (56,818)
                                          -----------     -----------      -------           ---      -------
Net increase (decrease)                    (8,225,823)     (7,506,210)     (51,412)          N/A        9,126
                                          -----------     -----------      -------           ---      -------

--------------------------------------------------------------------------------
23   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

5. LENDING OF PORTFOLIO SECURITIES

At March 31, 2005, securities valued at $769,294 were on loan to brokers. For collateral, the Fund received $790,600 in cash. Cash collateral received is invested in short-term securities, which are included in the short-term section of the "Investments in securities." Income from securities lending amounted to $40,360 for the year ended March 31, 2005. The risks to the Fund of securities lending are that the borrower may not provide additional collateral when required or return the securities when due.

6. BANK BORROWINGS

The Fund has a revolving credit agreement with a syndicate of banks headed by The Bank of New York, whereby the Fund may borrow for the temporary funding of shareholder redemptions or for other temporary or emergency purposes. The agreement went into effect Sept. 21, 2004. The Fund must maintain asset coverage for borrowings of at least 300%. The agreement, which enables the Fund to participate with other American Express mutual funds, permits borrowings up to $500 million, collectively. Interest is charged to each Fund based on its borrowings at a rate equal to either the higher of the Federal Funds Effective Rate plus 0.50% or the Prime Lending Rate. Borrowings are payable within 60 days after such loan is executed. The Fund also pays a commitment fee equal to its pro rata share of the amount of the credit facility at a rate of 0.09% per annum. Prior to this agreement, the Fund had a revolving credit agreement that permitted borrowings up to $500 million with Deutsche Bank. The Fund had no borrowings outstanding during the year ended March 31, 2005.

7. CAPITAL LOSS CARRY-OVER

For federal income tax purposes, the Fund had a capital loss carry-over of $1,414,474,084 at March 31, 2005, that if not offset by capital gains will expire as follows:

            2009          2010           2011           2012          2013
        $207,116,650  $841,156,325   $315,348,051    $23,741,111   $27,111,947

It is unlikely the board will authorize a distribution of any net realized capital gains until the available capital loss carry-over has been offset or expires.

--------------------------------------------------------------------------------
24   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

8. FINANCIAL HIGHLIGHTS

The tables below show certain important financial information for evaluating the Fund's results.

Class A
Per share income and capital changes(a)
Fiscal period ended March 31,                                            2005      2004        2003        2002       2001
Net asset value, beginning of period                                    $10.93    $ 8.49      $12.11      $13.43    $ 37.03
                                                                        ------   -------      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.11)     (.11)       (.11)       (.04)      (.05)
Net gains (losses) (both realized and unrealized)                          .61      2.55       (3.51)      (1.28)    (17.20)
                                                                        ------   -------      ------      ------    -------
Total from investment operations                                           .50      2.44       (3.62)      (1.32)    (17.25)
                                                                        ------   -------      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------   -------      ------      ------    -------
Net asset value, end of period                                          $11.43    $10.93      $ 8.49      $12.11    $ 13.43
                                                                        ------   -------      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                   $453      $587        $526        $936     $1,088
Ratio of expenses to average daily net assets(b)                         1.22%     1.27%       1.28%       1.09%      1.10%
Ratio of net investment income (loss) to average daily net assets        (.86%)   (1.00%)     (1.02%)      (.29%)     (.26%)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(c)                                                          4.57%    28.74%     (29.89%)     (9.83%)   (50.27%)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c) Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
25   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Class B
Per share income and capital changes(a)
Fiscal period ended March 31,                                           2005      2004        2003        2002       2001
Net asset value, beginning of period                                    $ 9.80     $7.67      $11.02      $12.33    $ 35.06
                                                                        ------     -----      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.20)     (.18)       (.18)       (.14)      (.20)
Net gains (losses) (both realized and unrealized)                          .56      2.31       (3.17)      (1.17)    (16.18)
                                                                        ------     -----      ------      ------    -------
Total from investment operations                                           .36      2.13       (3.35)      (1.31)    (16.38)
                                                                        ------     -----      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------     -----      ------      ------    -------
Net asset value, end of period                                          $10.16     $9.80      $ 7.67      $11.02    $ 12.33
                                                                        ------     -----      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                   $151      $234        $241        $553       $794
Ratio of expenses to average daily net assets(b)                         2.00%     2.05%       2.05%       1.86%      1.86%
Ratio of net investment income (loss) to average daily net assets       (1.65%)   (1.78%)     (1.80%)     (1.04%)    (1.03%)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(c)                                                          3.67%    27.77%     (30.40%)    (10.62%)   (50.63%)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c) Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
26   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Class C
Per share income and capital changes(a)
Fiscal period ended March 31,                                             2005      2004        2003        2002       2001(b)
Net asset value, beginning of period                                    $ 9.80     $7.67      $11.03      $12.33    $ 30.40
                                                                        ------     -----      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.20)     (.18)       (.17)       (.13)      (.07)
Net gains (losses) (both realized and unrealized)                          .56      2.31       (3.19)      (1.17)    (11.65)
                                                                        ------     -----      ------      ------    -------
Total from investment operations                                           .36      2.13       (3.36)      (1.30)    (11.72)
                                                                        ------     -----      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------     -----      ------      ------    -------
Net asset value, end of period                                          $10.16     $9.80      $ 7.67      $11.03    $ 12.33
                                                                        ------     -----      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                     $2        $2          $2          $4         $3
Ratio of expenses to average daily net assets(c)                         2.00%     2.05%       2.08%       1.89%      1.86%(d)
Ratio of net investment income (loss) to average daily net assets       (1.65%)   (1.78%)     (1.83%)     (1.12%)     (.84%)(d)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(e)                                                          3.67%    27.77%     (30.46%)    (10.54%)   (43.07%)(f)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Inception date was June 26, 2000.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) Adjusted to an annual basis.

(e) Total return does not reflect payment of a sales charge.

(f) Not annualized.

--------------------------------------------------------------------------------
27   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Class I
Per share income and capital changes(a)
Fiscal period ended March 31,                                          2005(b)
Net asset value, beginning of period                                  $10.88
                                                                      ------
Income from investment operations:
Net investment income (loss)                                            (.03)
Net gains (losses) (both realized and unrealized)                        .85
                                                                      ------
Total from investment operations                                         .82
                                                                      ------
Net asset value, end of period                                        $11.70
                                                                      ------
Ratios/supplemental data
Net assets, end of period (in millions)                                  $--
Ratio of expenses to average daily net assets(c)                        .62%(d)
Ratio of net investment income (loss) to average daily net assets      (.24%)(d)
Portfolio turnover rate (excluding short-term securities)                35%
Total return(e)                                                        7.54%(f)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Inception date was July 15, 2004.

(c) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(d) Adjusted to an annual basis.

(e) Total return does not reflect payment of a sales charge.

(f) Not annualized.

--------------------------------------------------------------------------------
28   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Class Y
Per share income and capital changes(a)
Fiscal period ended March 31,                                            2005      2004        2003        2002       2001
Net asset value, beginning of period                                    $11.13    $ 8.63      $12.28      $13.60    $ 37.33
                                                                        ------    ------      ------      ------    -------
Income from investment operations:
Net investment income (loss)                                              (.09)     (.10)       (.09)       (.01)      (.01)
Net gains (losses) (both realized and unrealized)                          .62      2.60       (3.56)      (1.31)    (17.37)
                                                                        ------    ------      ------      ------    -------
Total from investment operations                                           .53      2.50       (3.65)      (1.32)    (17.38)
                                                                        ------    ------      ------      ------    -------
Less distributions:
Distributions from realized gains                                           --        --          --          --      (6.35)
                                                                        ------    ------      ------      ------    -------
Net asset value, end of period                                          $11.66    $11.13      $ 8.63      $12.28    $ 13.60
                                                                        ------    ------      ------      ------    -------
Ratios/supplemental data
Net assets, end of period (in millions)                                     $2        $2          $1          $4         $4
Ratio of expenses to average daily net assets(b)                         1.03%     1.08%       1.07%        .91%       .96%
Ratio of net investment income (loss) to average daily net assets        (.68%)    (.81%)      (.82%)      (.13%)     (.03%)
Portfolio turnover rate (excluding short-term securities)                  35%       55%         63%        216%       137%
Total return(c)                                                          4.76%    28.97%     (29.72%)     (9.77%)   (50.21%)

(a) For a share outstanding throughout the period. Rounded to the nearest cent.

(b) Expense ratio is based on total expenses of the Fund before reduction of earnings credits on cash balances.

(c) Total return does not reflect payment of a sales charge.

--------------------------------------------------------------------------------
29   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Report of Independent
                Registered Public Accounting Firm

THE BOARD AND SHAREHOLDERS
AXP STRATEGY SERIES, INC.

We have audited the accompanying statement of assets and liabilities, including the schedule of investments in securities, of AXP Strategy Aggressive Fund (a series of AXP Strategy Series, Inc.) as of March 31, 2005, the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period ended March 31, 2005, and the financial highlights for each of the years in the five-year period ended March 31, 2005. These financial statements and the financial highlights are the responsibility of fund management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of March 31, 2005, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of AXP Strategy Aggressive Fund as of March 31, 2005, and the results of its operations, changes in its net assets and the financial highlights for each of the periods stated in the first paragraph above, in conformity with U.S. generally accepted accounting principles.

KPMG LLP

Minneapolis, Minnesota

May 20, 2005

--------------------------------------------------------------------------------
30   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Fund Expenses Example

(UNAUDITED)

As a shareholder of the Fund, you incur two types of costs: (1) transaction costs, including sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the six months ended March 31, 2005.

Actual Expenses

The first line of the table provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading titled "Expenses paid during the period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table provides information about hypothetical account values and hypothetical expenses based on the Fund's actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund's actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads). Therefore, the second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transactional costs were included, your costs would have been higher.

--------------------------------------------------------------------------------
31   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

                                                 Beginning          Ending          Expenses
                                               account value     account value     paid during       Annualized
                                               Oct. 1, 2004     March 31, 2005    the period(a)     expense ratio
Class A
     Actual(b)                                    $1,000           $1,080.30          $6.38             1.23%
     Hypothetical (5% return before expenses)     $1,000           $1,018.80          $6.19             1.23%
Class B
     Actual(b)                                    $1,000           $1,076.30         $10.46             2.02%
     Hypothetical (5% return before expenses)     $1,000           $1,014.86         $10.15             2.02%
Class C
     Actual(b)                                    $1,000           $1,076.30         $10.46             2.02%
     Hypothetical (5% return before expenses)     $1,000           $1,014.86         $10.15             2.02%
Class I
     Actual(b)                                    $1,000           $1,084.30          $3.27              .63%
     Hypothetical (5% return before expenses)     $1,000           $1,021.79          $3.18              .63%
Class Y
     Actual(b)                                    $1,000           $1,081.60          $5.45             1.05%
     Hypothetical (5% return before expenses)     $1,000           $1,019.70          $5.29             1.05%

(a) Expenses are equal to the Fund's annualized expense ratio as indicated above, multiplied by the average account value over the period, multiplied by 182/365 (to reflect the one-half year period).

(b) Based on the actual return for the six months ended March 31, 2005: +8.03% for Class A, +7.63% for Class B, +7.63% for Class C, +8.43% for Class I and +8.16% for Class Y.

--------------------------------------------------------------------------------
32   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Board Members and Officers

Shareholders elect a board that oversees the Fund's operations. The board appoints officers who are responsible for day-to-day business decisions based on policies set by the board.

The following is a list of the Fund's board members. Each member oversees 14 Master Trust portfolios and 90 American Express mutual funds. Board members serve until the next regular shareholders' meeting or until he or she reaches the mandatory retirement age established by the board. Independent Board Members

Independent Board Members

Name, address, age               Position held      Principal occupation during     Other directorships
                                 with Fund and      past five years
                                 length of service

-------------------------------- ------------------ ------------------------------- ---------------------------
Arne H. Carlson                  Board member       Chair, Board Services
901 S. Marquette Ave.            since 1999         Corporation (provides
Minneapolis, MN 55402                               administrative services to
Age 70                                              boards). Former Governor
                                                    of Minnesota
-------------------------------- ------------------ ------------------------------- ---------------------------
Philip J. Carroll, Jr.           Board member       Retired Chairman and CEO,       Scottish Power PLC,
901 S. Marquette Ave.            since 2002         Fluor Corporation               Vulcan Materials Company,
Minneapolis, MN 55402                               (engineering and                Inc. (construction
Age 67                                              construction) since 1998        materials/chemicals)
-------------------------------- ------------------ ------------------------------- ---------------------------
Livio D. DeSimone                Board member       Retired Chair of the Board and  Cargill, Incorporated
30 Seventh Street East           since 2001         Chief Executive Officer,        (commodity merchants and
Suite 3050                                          Minnesota Mining and            processors), General
St. Paul, MN 55101-4901                             Manufacturing (3M)              Mills, Inc. (consumer
Age 70                                                                              foods), Vulcan Materials
                                                                                    Company (construction
                                                                                    materials/ chemicals),
                                                                                    Milliken & Company
                                                                                    (textiles and chemicals),
                                                                                    and Nexia
                                                                                    Biotechnologies, Inc.
-------------------------------- ------------------ ------------------------------- ---------------------------
Patricia M. Flynn                Board member       Trustee Professor of            BostonFed Bancorp, Inc.
901 S. Marquette Ave.            since 2004         Economics and Management,       (holding company) and its
Minneapolis, MN 55402                               Bentley College since 2002;     subsidiary Boston Federal
Age 54                                              former Dean, McCallum           Savings Bank
                                                    Graduate School of Business,
                                                    Bentley College from 1999 to
                                                    2002
-------------------------------- ------------------ ------------------------------- ---------------------------
Anne P. Jones                    Board member       Attorney and Consultant
901 S. Marquette Ave.            since 1985
Minneapolis, MN 55402
Age 70
-------------------------------- ------------------ ------------------------------- ---------------------------
Stephen R. Lewis, Jr.            Board member       Retired President and           Valmont Industries, Inc.
901 S. Marquette Ave.            since 2002         Professor of Economics,         (manufactures irrigation
Minneapolis, MN 55402                               Carleton College                systems)
Age 66
-------------------------------- ------------------ ------------------------------- ---------------------------

--------------------------------------------------------------------------------
33   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

Independent Board Members (continued)

Name, address, age               Position held      Principal occupation during      Other directorships
                                 with Fund and      past five years
                                 length of service

-------------------------------- ------------------ -------------------------------- --------------------------
Catherine James Paglia           Board member       Director, Enterprise Asset       Strategic Distribution,
901 S. Marquette Ave.            since 2004         Management, Inc. (private real   Inc. (transportation,
Minneapolis, MN 55402                               estate and asset management      distribution and
Age 52                                              company) since 1999              logistics consultants)
-------------------------------- ------------------ -------------------------------- --------------------------
Alan K. Simpson                  Board member       Former three-term United
1201 Sunshine Ave.               since 1997         States Senator for Wyoming
Cody, WY 82414
Age 73
-------------------------------- ------------------ -------------------------------- --------------------------
Alison Taunton-Rigby             Board member       Founder and Chief Executive      Hybridon, Inc.
901 S. Marquette Ave.            since 2002         Officer, RiboNovix, Inc. since   (biotechnology)
Minneapolis, MN 55402                               2004; President, Forester
Age 61                                              Biotech since 2000; prior to
                                                    that, President and CEO,
                                                    Aquila Biopharmaceuticals, Inc.
-------------------------------- ------------------ -------------------------------- --------------------------

Board Member Affiliated with AEFC*

Name, address, age               Position held      Principal occupation during      Other directorships
                                 with Fund and      past five years
                                 length of service

-------------------------------- ------------------ -------------------------------- --------------------------
William F. Truscott              Board member       Senior Vice President - Chief
53600 AXP Financial Center       since 2001,        Investment Officer of AEFC
Minneapolis, MN 55474            Vice President     since 2001. Former Chief
Age 44                           since 2002         Investment Officer and
                                                    Managing Director, Zurich
                                                    Scudder Investments

-------------------------------- ------------------ -------------------------------- --------------------------

* Interested person by reason of being an officer, director and/or employee of AEFC.

--------------------------------------------------------------------------------
34   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

The board has appointed officers who are responsible for day-to-day business decisions based on policies it has established. The officers serve at the pleasure of the board. In addition to Mr. Truscott, who is vice president, the Fund's other officers are:

Other Officers

Other Officers

Name, address, age               Position held      Principal occupation during      Other directorships
                                 with Fund and      past five years
                                 length of service

-------------------------------- ------------------ -------------------------------- --------------------------
Jeffrey P. Fox                   Treasurer          Vice President - Investment
105 AXP Financial Center         since 2002         Accounting, AEFC, since 2002;
Minneapolis, MN 55474                               Vice President - Finance,
Age 49                                              American Express Company,
                                                    2000-2002;
                                                    Vice President - Corporate
                                                    Controller, AEFC, 1996-2000
-------------------------------- ------------------ -------------------------------- --------------------------
Paula R. Meyer                   President          Senior Vice President and
596 AXP Financial Center         since 2002         General Manager - Mutual
Minneapolis, MN 55474                               Funds, AEFC, since 2002; Vice
Age 51                                              President and Managing
                                                    Director - American Express
                                                    Funds, AEFC, 2000-2002; Vice
                                                    President, AEFC,
                                                    1998-2000
-------------------------------- ------------------ -------------------------------- --------------------------
Leslie L. Ogg                    Vice President,    President of Board Services
901 S. Marquette Ave.            General Counsel,   Corporation
Minneapolis, MN 55402            and Secretary
Age 66                           since 1978
-------------------------------- ------------------ -------------------------------- --------------------------
Beth E. Weimer                   Chief Compliance   Vice President and Chief
172 AXP Financial Center         Officer since      Compliance Officer, AEFC,
Minneapolis, MN 55474            2004               since 2001;
Age 52                                              Vice President and Chief
                                                    Compliance Officer, AEFA,
                                                    2001-2005; Partner, Arthur
                                                    Andersen Regulatory Risk
                                                    Services, 1998-2001
-------------------------------- ------------------ -------------------------------- --------------------------

The SAI has additional information about the Fund's directors and is available, without charge, upon request by calling (800) 862-7919.

Proxy Voting

The policy of the Board is to vote all proxies of the companies in which the Fund holds investments. The procedures are stated in the Statement of Additional Information (SAI). You may obtain a copy of the SAI without charge by calling
(800) 862-7919; by looking at the website americanexpress.com/funds; or by searching the website of the Securities and Exchange Commission http://www.sec.gov. You may view the Fund's voting record for all portfolio companies whose shareholders meetings were completed the previous quarter on americanexpress.com/funds or obtain a copy by calling the Fund's administrator, Board Services Corporation, collect at (612) 330-9283. In addition, information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available at http://www.sec.gov.

--------------------------------------------------------------------------------
35   --   AXP STRATEGY AGGRESSIVE FUND   --   2005 ANNUAL REPORT

(logo)
AMERICAN
 EXPRESS
(R)

American Express Funds
70100 AXP Financial Center
Minneapolis, MN 55474

This report must be accompanied or preceded by the Fund's current prospectus. Distributed by American Express Financial Advisors Inc. Member NASD. American Express Company is separate from American Express Financial Advisors Inc. and is not a broker-dealer.